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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2003

Credit Suisse First Boston (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-6862 (Commission File Number)	13-1898818 (I.R.S. Employer Identification No.)
Eleven Madison Avenue, New York, New York 10010 (Address of principal executive office) (Zip Code)

(212) 325-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

        On May 1, 2003, Credit Suisse First Boston, the business unit of which we are a part, issued a press release concerning the completion of our sale of the Pershing unit to The Bank of New York Company, Inc. ("BONY") for US$2 billion in cash, the repayment of a US$480 million subordinated loan and a contingent payment of up to US$50 million based on future performance. We entered into an agreement to sell the Pershing unit to BONY on January 7, 2003 (the "Agreement"). In connection with the closing, we entered into an amendment to the Agreement that required us to deliver to BONY the Pershing unit with a total equity value of US$645 million, an increase of US$45 million from the Agreement. We expect to report in the second quarter of 2003 a gain from the completion of the sale of the Pershing unit of approximately US$1.3 billion pre-tax and approximately US$850 million after tax. This is a result of the fact that approximately US$500 million of goodwill and approximately US$900 million of acquired intangibles related to the Pershing unit that resulted from the acquisition of us by Credit Suisse Group and Credit Suisse First Boston were not recorded in our financial statements at the time of the acquisition but were recorded in the financial statements of Credit Suisse Group and Credit Suisse First Boston. The press release is filed herewith as an exhibit and is hereby incorporated in its entirety by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits
Exhibit 2.1	Amendment dated as of April 30, 2003 to the Transaction Agreement between Credit Suisse First Boston (USA), Inc. and The Bank of New York, Inc. dated as of January 7, 2003.
Exhibit 99.1	Press release dated May 1, 2003 for Credit Suisse First Boston.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.
/s/ DAVID C. FISHER David C. Fisher Chief Financial and Accounting Officer

May 2, 2003

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURE